Exhibit 99.1

TRANSCRIPT FROM WEBINAR ON EMERGING MODELS IN EV CHARGING

DECEMBER 2, 2020 11AM ET.

Nuvve only quotes transcribed.

[Craig Irwin (Moderator)]

Good morning everyone thanks for joining us we're going to wait about 30 seconds for the resume to populate and then we'll go ahead and get started with my colleague Brian Kremer so just hold on one minute

[Craig Irwin (Moderator)]

Thank you Brian yes most of the buy side on the public Equity side know me well for my coverage of EVs and batteries and of course EV charging. This is a sector we find really exciting. We cover more public EV companies than any other bank and we're committed to supporting investors and obviously companies in space on the success moving forward. Today we have a really exciting panel five companies together to talk about emerging models and EV charging. Companies are Electrify, In-Charge, Juicebar, Veloce energy and Nuvve. Management from these companies is pursuing all pretty different business models and different areas of the market are working for them. I think this will give us a really interesting but but fairly comprehensive overview on some of the Innovation that's going in this market. So with that I'd like to get started. Please if the panelist can follow the order of the slide as far as the response for the question. But the first question I want to ask each of you to respond: can you just give us a quick two-minute intro to your company and can you also mention if you are focused on Resi, Commercial and Fleet and maybe why.

[Craig Irwin (Moderator)]

Excellent and then we have Marc who's EVP marketing at Nuvve. Marc?

[Marc Trahand, Nuvve]

Thanks Craig, pleasure to be here, so my name is Marc Trahand. I work for Nuvve. At Nuvve we do vehicle-to-grid. Nuvve was founded about 10 years ago as we have a lot of experience now in doing vehicle-to-grid. So what is vehicle to grid? Vehicle to grid involves a vehicle that has the ability of pushing energy back to the grid as well as charging. And what we do at Nuvve through patented algorithms is that we control that rate of charge/discharge and then we use all that capacity generated to bid on energy markets. So we create out of a multiple small batteries what we call a virtual power plant. And through that virtual power plant we are able to access energy markets but we are also able to generate value behind the meter as well by doing different schemes such as smart charging, using different tariffs locally. So what we manage to do is to create value out of these batteries which are parked 95% of the time. So as long as we can control the battery we are able to make that battery more affordable to the user. We bring down the cost of electric transportation and we share some of those benefits with the users so that there is a win-win situation there. Our focus has been on multiple different markets, of course we started a lot on the energy markets in Europe but here in the US we are focused on school buses which are an ideal application as they have high park times, big batteries, big connections, and we're starting the roll out here in the United States. Otherwise in terms of our customer base we have a lot of fleets today: municipalities, some private companies fleets as well both in Europe and Japan and in the U.S. Fleets have been a good way for us to get started but we also doing consumer tests which we think is also going to be in the future of Nuvve. I can go on forever Craig so I’m going to hand it back to you.

[Craig Irwin (Moderator)]

Oh No we all can. Completely excited about this subject.

So the next question is you know, from a high-level right it seems that retail is moving quite a bit slower than industrial and fleets out there. Seeing a lot of success really in fleet and industrial these days. Can each of you give an idea or two about why retail is moving slower? Why we're seeing better traction in some of these some of these markets, or do you possibly disagree with these statements?

[Craig Irwin (Moderator)]

Marc, what's your perspective I know a lot of consent already but where do you may be agree or disagree with the with the other panelists on this subject?

[Marc Trahand, Nuvve]

Do you want to get back to Jeff afterwards? but I can get going. I think one of the, you know, the key things on our side is we needed an agreement with our customers and it's easier for us to start with fleets and commercials. Some of our customers have been municipalities and they also want to provide, you know, as green as possible fleet to their constituents and having vehicle-to-grid for them has been a key thing. I've got a customer that puts into his bids that he has a V2G fleet because it makes him look good for his own business, so it’s been really interesting to see that, and I think that, you know, when you have a business to business relationship, and that's what Terry was saying earlier, the total cost of ownership is a big thing for a business and if you can bring that down, they will definitely focus on that. We think, you know, that eventually vehicle-to-grid will populate every different value stream of the EV and electrification world and we need to be ready for that. So that's why we are doing projects and forays into different arenas. Definitely there has been a strong push here on the fleet side.

[Craig Irwin (Moderator)]

Excellent, thank you. So Marc, what I love about your vehicle to grid business model is you make customers money, just the way that demand response did for industrial customer out there for many years. Can you maybe just explain for people, how you help bring down some of these barriers, how this impacts deployments.

[Marc Trahand, Nuvve]

I agree with Jeff, we have to make it easy and make it affordable for everyone to have extra electrification on their parking lot. And for us it’s been some of the early adopters have been very easy to work with because they take it as a given, “we have to electrify the parking lot, we’ll dig it up and we will absorb that cost”. And that’s fine but I think the strength of vehicle-to-grid is that it brings added value that we can then share over the lifetime of the vehicles and with the customers. So what we have been working at putting together is complete packages, financial packages, we allow ourselves to bring to the customer everything he needs in one package, and that's going to be the intelligent smart charging, it’s going to be the maintenance, it’s going to be the works, the site surveys and then it can also be the actual vehicles themselves. We can package together in a financial monthly lease to for example School Districts, the value of all of this, the bus included, so that we can then roll this out in a much easier manner. So the other the idea of putting all the financials together there, not only helps on the, you know, ease of thinking, because we bring all the experts together to the customer so they don't have to go out and find the way to do this, and having the complete package is really important so that means working with key partners, partners are the OEMs, the people which actually build these automobiles, vehicles, school buses and heavy-duty vehicles but also charger manufacturers while working very closely to the utilities to make this happen. So it’s a complete package so that we take off a lot of responsibility off the customer of thinking “what do I really need to do here?”. We can bring all the solutions to them.

[Craig Irwin (Moderator)]

excellent thank you thank you so maybe we can fit two more questions so short answer is great if you have one for this but what is it that are we going to see that is proprietary on hardware or are we going to be open source? we can follow the same order as before, I guess we'll start with Marc. Marc what do you think proprietary open source just doesn't really matter?

[Marc Trahand, Nuvve]

I think it does in terms of expansion. We started with proprietary because that's all we could do when there were no standards that allowed us to do what we wanted, especially when we are talking about bidirectional standards, CHAdeMO started in 2013 and CCS is still thinking about it, so we have to go proprietary to get things started, we can’t wait, but everything we do is with the standards in mind, whatever those standards, those protocols are, the connections, the plugs, so in the future we, and we are starting already today, we are going to connect through standard protocols when they are available and when they are optimal as well, sometimes we don’t get all the information we want from standard protocols so we have other means of getting all the information we want, and that is fine, but it needs to be transparent and easy to roll out, at the end of the day, standards make it easier to roll out .

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